EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-73196) and Form S-8 (No. 333-96499) of ElkCorp (formerly Elcor Corporation) of our report dated August 30, 2004, except for changes in presentation as noted in footnotes titled “Discontinued Operations” and “Financial Information by Company Segments,” as to which the date is August 30, 2005, relating to the financial statements and our report dated August 30, 2004 relating to the financial statement schedule, which appear in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Dallas, Texas
August 30, 2005